Exhibit 99.2

PRO FORMA FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONSOLIDATED
FINANCIAL STATEMENTS

The following unaudited consolidated pro forma financial statements give effect to the acquisition by ConnectivCorp ("Connectiv") of Majesco Sales Inc. ("Majesco"). This transaction which was effective December 5, 2003 has been accounted for as a reverse acquisition with Majesco as the accounting acquirer. The unaudited pro forma consolidated balance sheet of Connectiv and Majesco as of October 31, 2003 assumes the merger had occurred on that date. Such proforma information is based upon the historical balance sheet of Connectiv as of December 5, 2003 (unaudited) and Majesco as of October 31, 2003. The unaudited pro forma consolidated statement of operations gives effect to this transaction between Connectiv and Majesco by combining the results of operations of Connectiv for the period from January 1, 2003 to December 5, 2003 (unaudited) with the results of operations for the year ended October 31, 2003 for Majesco as if the merger had occurred on November 1, 2002. The results of operations for Connectiv from December 6, 2002 to December 31, 2002 are not material and are not presented herein.

The unaudited pro forma consolidated financial statements are based on estimates and assumptions set forth in the notes to these financial statements, which have been made solely for purposes of developing this pro forma information. The unaudited pro forma consolidated financial statements are not necessarily an indication of the results that would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future. Furthermore, these pro forma condensed consolidated financial statements do not reflect changes which may occur as a result of post-merger activities and other matters.

These unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and related notes of Majesco, which is included herein.

CONNECTIVCORP AND SUBSIDIARIES

PRO FORMA CONSOLIDATED BALANCE SHEET
October 31, 2003 (Majesco) and December 5, 2003 (Connectiv)
(dollars in thousands)

	Historical		Pro forma Adjustments			Pro forma Combined
	Majesco	Connectiv
ASSETS
Current Assets
Cash and cash equivalents	$314	$1				$315
Due from factor	596					596
Inventory	10,995					10,995
Capitalized software development costs and prepaid license fees	3,794					3,794
Prepaid expenses	981					981
Total current assets	16,680	1				16,681
Property and Equipment – net	855					855
Other Assets	76					76
Total assets	$17,611	$1	$			17,612
Liabilities and Shareholders' Deficiency
Current Liabilities
Accounts payable and accrued expenses	$8,122	750		$(750)	(a)	$8,122
Due to financing company	3,066					3,066
Advances from customers	11,624					11,624
Current portion of settlement obligation	4,000					4,000
Current portion of capital lease obligations	33					33
Loan payable – shareholders	562					562
Advance from officer	200					200
Total current liabilities	27,607	750		(750)		27,607
Settlement Obligation – net of current portion	2,710					2,710
Capital Lease Obligations, net of current obligations	24					24
Loans Payable – shareholders	3,000					3,000
	5,734					5,734
Commitments and Contingencies
Shareholders' deficiency:
Common stock	300	23		(285)	(b)	38
Preferred stock				1	(b)	1
Accumulated deficit	(16,012)	(21,562)		16,012	(c)	(21,562)
Additional paid in capital		20,790		750	(a)	5,812
				284	(b)
				(16,012)	(c)
Accumulated other comprehensive loss	(18)					(18)
Total shareholders' deficiency	(15,730)	(749)		750		(15,729)
Total liabilities and shareholders' deficiency	$17,611	$1				$17,612

See notes to pro forma consolidated financial statements

Notes to Unaudited Pro Forma Consolidated Balance Sheet

a.	To eliminate Connectiv's obligations to certain creditors pursuant to settlement agreements entered into in contemplation of the merger. Such liabilities are contingently payable when Connectiv raises additional financing, as defined.

b.	Adjustment to combine the shareholders' deficiency of Majesco, the accounting acquirer with the shareholders' deficiency of Connectiv and give effect to the issuance of 15,325,000 shares of Connectiv's $.001 par value common stock and 925,000 shares of Connectiv's $.001 par value Series A preferred stock. The preferred stock is convertible into 65,675,000 shares of common stock.

c.	Elimination of Majesco's accumulated deficit as a result of termination of the S Corporation election.

CONNECTIVCORP AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Year ended October 31, 2003 (Majesco) and
Period from January 1, 2003 to December 5, 2003 (Connectiv)
(dollars in thousands, except for share and per share amounts)

	Historical		Pro Forma Combined
	Majesco	Connectiv
Net revenues	$46,608		$46,608
Cost of sales:
Product costs	25,172		25,172
Software development costs and license fees	5,631		5,631
	30,803		30,803
Gross margin	15,805		15,805
Operating expenses:
Product research and development	2,554		2,554
Selling and marketing	10,234		10,234
General and administrative	2,861	1,618	4,479
Litigation and settlement expenses	4,908		4,908
Loss on impairment of software development costs	3,656		3,656
Interest and financing costs	2,077		2,077
Depreciation and amortization	356		356
	26,646	1,618	28,264
Net income (loss)	$(10,841)	$(1,618)	$(12,459)
Net loss per share – basic and diluted	$(10,841)	$(0.13)	$(0.12)
Weighted average number of common shares Outstanding	1,000	12,511,419	103,853,392

Pro forma net loss per share is computed by dividing the pro forma net loss by Connectiv's historical weighted average number of shares outstanding and adding the 15,325,000 shares of common stock and the additional 65,675,000 shares of common stock issuable upon the conversion of the 925,000 shares of Series A Preferred stock all issued to the Majesco shareholders.